Exhibit 10.3

PROMISSORY NOTE

US$24,500,000.00	August 11, 2004

ARTICLE I

PAYMENT OBLIGATION

FOR VALUE RECEIVED, the undersigned, Greenlight Capital Investors, LLC, a Delaware limited liability company (“Maker”), unconditionally promises to pay to the order of Greenlight Capital Re, Ltd., a Cayman Islands exempted company with limited liability, or its registered assigns (“Payee”), the sum of Twenty Four Million Five Hundred Thousand Dollars (US $24,500,000.00), together with interest on the unpaid principal balance from time to time outstanding at a rate per annum equal to LIBOR (as defined herein) plus 3.0%, which interest shall accrue daily, commencing on the date hereof (and, thereafter, from the most recent date that interest was paid) and shall be payable in cash annually on August 11 of each year (or the immediately succeeding Business Day (as defined herein), if such day is not a Business Day) (such date, the “Anniversary Date”), commencing on the Anniversary Date in 2005, until the principal amount hereof shall have been paid in full. The principal of, and accrued and unpaid interest on, this Promissory Note (this “Note”) shall be due and payable in lawful money of the United States on the earlier of (a) the Anniversary Date in 2009 or (b) the making of demand therefor by Payee following the occurrence and during the continuance of an Event of Default (as defined in Article III hereof) or as otherwise provided in Article III hereof. Interest hereunder shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

This Note has been executed and delivered pursuant to that certain securities purchase agreement by and between Maker and Greenlight Capital Re, Ltd., dated as of the date hereof, pursuant to which Maker purchased 5,050,000 newly issued Class B ordinary shares, par value $0.10 per share, of Greenlight Capital Re, Ltd. (the “Class B Ordinary Shares”).

For the purposes of this Note: (1) “LIBOR” means the one-year British Bankers Association London Interbank Offered Rate Fixing of U.S. Dollar, as published in the Wall Street Journal on the first Business Day immediately following the Anniversary Date of each year during the term of this Note; provided, that LIBOR for the period from the date hereof through the Anniversary Date in 2005 shall be 2.34125% and (2) “Business Day” means every day other than a Saturday, Sunday, or legal holiday in New York, New York or in the Cayman Islands.

Maker shall have the right to prepay the principal of this Note in full or in part at any time and from time to time without premium or penalty, provided, however, that accrued interest on the portion of principal being prepaid shall be due and payable contemporaneously with such prepayment of principal.

ARTICLE II

AFFIRMATIVE AND NEGATIVE COVENANTS

So long as any of the principal of and accrued interest on this Note is outstanding, Maker will comply with each of the following covenants:

1. Transfer of Class B Ordinary Shares. In the event that Maker proposes to sell, assign, exchange or otherwise transfer or dispose of, directly or indirectly (each, a “Transfer”) any Class B Ordinary Shares (including any Class A ordinary shares of Payee issuable upon conversion of Class B Ordinary Shares) Maker shall (i) provide Payee with notice of such Transfer at least five (5) Business Days prior to the closing of such Transfer and (ii) contemporaneously with the closing of such Transfer, remit to Payee the proceeds (the “Proceeds”) received by Maker in connection therewith, provided that the amount of such Proceeds remitted to Payee shall not exceed the outstanding principal of, and accrued interest on, this Note as of the date of application of such Proceeds. The Proceeds shall first be applied to the accrued interest on this Note and, if there is any excess, to the outstanding principal of this Note as of the date of application of such Proceeds. Notwithstanding the foregoing, Maker shall not be permitted to Transfer any Class B Ordinary Shares unless (a) such Transfer is made pursuant to a bona fide transaction with a third party, which transaction shall have been negotiated in good faith on an arm’s-length basis and (b) the consideration to be paid to Maker in connection with such Transfer shall be paid in cash at the closing of such Transfer. In furtherance of the foregoing Maker hereby acknowledges the lien on the Class B Ordinary Shares granted to Payee pursuant to Article 68 of Greenlight Capital Re, Ltd.’s Memorandum and Articles of Association, as the same shall exist on the date hereof (the “Memorandum and Articles”).

2. Limitation on Indebtedness. Maker will not, without the prior written consent of Payee, incur any indebtedness for borrowed money senior or pari passu in right of payment to this Note.

ARTICLE III

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default (each, an “Event of Default” and, collectively, the “Events of Default”):

1.

default in making due and punctual payment of the principal of this Note, or any interest accrued hereon, or any other amount payable hereunder, when and as such payment shall become due and payable, whether at maturity or by acceleration or otherwise, and such payment is not made within five (5) days of written notice received by Maker specifying such default; or

2.	the failure by Maker to comply with any of the covenants set forth in (i) Article II of this Note or (ii) the Memorandum and Articles with respect to the Transfer of Class B Ordinary Shares; or
3.

the Transfer by Maker, whether in one or in a series of transactions, of all or substantially all of its assets including, without limitation, the Transfer of all or substantially all of the Class B Ordinary Shares (including any Class A Ordinary Shares of the Company issuable upon conversion of the Class B Ordinary Shares); or

4.	Maker shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or
5.

Maker shall (i) apply for or consent in writing to the appointment of, or taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts or (iv) take any action for the purpose of effecting any of the foregoing; or

6.

a proceeding or case shall be commenced, without the application or consent of the Maker, in any court of competent jurisdiction, seeking (i) Maker’s liquidation, reorganization, dissolution, or winding-up, or the composition or adjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Maker or all or any substantial part of its assets, or (iii) similar relief in respect of Maker under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continued unstayed and in effect, for a period of sixty (60) days; or an order for relief against Maker shall be entered in an involuntary case under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or

7.

the security interest of Payee in the Class B Ordinary Shares pursuant to Article 68 of the Memorandum and Articles shall at any time fail to constitute a first and paramount lien and charge in such Class B Ordinary Shares, or Maker shall so assert in writing; or

8.	either this Note or Article 68 of the Memorandum and Articles shall at any time be declared to be invalid or unenforceable in any material respect, or Maker shall so assert in writing.

If an Event of Default occurs under paragraphs 1, 2, 3, 7 or 8 above, then and in any such case Payee may declare the outstanding principal amount of this Note to be due and payable immediately, upon written notice to Maker and, upon any such declaration, the outstanding principal amount of this Note, and the interest--accrued thereon, together with all costs of collection, including reasonable attorneys’ fees if collected by law or through an attorney at law (as further set forth in Section IV(4) hereof), shall be and become immediately due and payable. If an Event of Default occurs under paragraphs 4, 5 or 6 above, then the outstanding principal of and all accrued and unpaid interest on this Note shall automatically be and become immediately due and payable, without presentment, demand, protest, notice of dishonor or other formalities or notice of any kind, all of which are hereby expressly waived by Maker.

ARTICLE IV

GENERAL

1. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery as follows: (a) if to the Maker, at 140 East 45th Street, Floor 24, New York, NY 10017, facsimile 1-212-973-9219 attention: Daniel Roitman, or at such other address or number as the Maker shall have furnished to the Payee in writing, or (b) if to the Payee, at Greenlight Capital Re, Ltd., c/o HSBC Financial Services (Cayman) Limited, P.O. Box 1109GT, Strathvale House, 90 North Church Street, Grand Cayman, Cayman Islands, facsimile 1-345-949-7634, attention: Tom Clark, or at such other address or number as the Payee shall have furnished to the Maker in writing. All such notices and communications shall be deemed to have been duly given when: delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; or if telecopied to the telecopy number set forth above, when receipt is acknowledged by the recipient’s telecopier machine.

2. Renunciation. Maker hereby waives presentment, demand, protest and notice of dishonor or refusal, protest or notice of protest and delay of grace.

3. Waiver. No failure on the part of Payee to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, privilege or remedy under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy under this Note preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

4. Expenses. Maker agrees to pay or reimburse Payee for (a) all reasonable out-of-pocket costs and expenses of Payee (including, without limitation, the reasonable fees and expenses of counsel to Payee), in connection with any amendment, supplement, modification or waiver of any of the terms of this Note and (b) all reasonable costs and expenses of Payee (including the reasonable fees and expenses of counsel) in connection with any default hereunder or Event of Default and any enforcement or collection proceedings resulting therefrom. The obligations of Maker under this Section (IV)(4) shall survive the repayment of the principal amount of this Note.

5. Amendments. This Note may be amended or modified only by an instrument in writing duly executed by Maker and Payee. Any amendment or modification effected in accordance with this Section IV(5) shall be binding upon Maker and Payee.

6. Successors and Assigns. This Note shall be binding upon; and inure to the benefit of, Maker and Payee and their respective successors and assigns. Maker may not assign its rights or obligations under this Note without the prior written consent of the Payee. Payee may assign or transfer this Note or any rights or obligations hereunder without the prior written consent of Maker.

7. Headings. The section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Note.

8. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall otherwise be enforceable in accordance with its terms.

9. Usury. Maker covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive Maker from paying all or any portion of the principal of or interest on this Note, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note.

10. Governing Law; Consent to jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Cayman Islands. Maker hereby irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Maker hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to Maker at the address set forth in paragraph 1 of this Article IV and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

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IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first above written.

GREENLIGHT CAPITAL INVESTORS, LLC
By:	/s/ David Einhorn
Name:	David Einhorn
Title:	Manager